TEN Holdings

Proposed Ticker Symbol: XHLD

Issuer Free Writing Prospectus dated December 6, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated December 4, 2024.
Registration Statement No. 333-282621

Disclaimer

All statements in this presentation, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements relating to the industry and government policies and regulations relating to our industry; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management and on information currently available to them in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things: the overall global economic environment; general market, political, and economic conditions in the countries in which we operate: projected capital expenditures and liquidity; changes in our strategy; government regulations and approvals; and litigation and regulatory proceedings. TEN Holdings, Inc. (the “Company”) has filed a registration statement on Form S-1, as amended (Registration No. 333-282621)- (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the offering to which this presentation relates. Before you invest, you should read the Registration Statement and other documents that we have filed with the Commission for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the Commission's website at www.sec.gov. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors” section of the Registration Statement. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This free writing prospectus relates to the proposed public offering of shares of common stock of TEN Holdings, Inc. (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/2030954/000149315224048627/forms-1a.htm.

The Registration Statement has not become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Bancroft Capital at 501 Office Center Drive, Fort Washington, PA 19043, or send email to support@bancroft-capital.com, or contact us via email: hello@tenholdingsinc.com.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

2.5M Shares

Common Stock Offered

$4-$6

Offering Price Range (Per Share)

27.5M Shares

Post-Offering Outstanding

NASDAQ: XHLD

Proposed Ticker Symbol

Post-Offering Outstanding

Bancroft Capital, LLC

Underwriter

Computershare Inc

Transfer Agent

Offering Summary

Estimated Net Proceeds

After deducting estimated underwriting discounts and offering expenses, approximately $10.2M.

Lock-Up

All of our directors and officers and our principal stockholders (5% or more stockholders) have agreed with the underwriters, except those shares registered for resale, not to sell or pledge, directly or indirectly, any number of shares issued by us or any securities convertible into or exercisable or exchangeable for shares issued by us for a period of 180 days after the date of the prospectus.





All terms are proposed terms. See offering documents for further risks and disclosures, there is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss.

Use of Proceeds

The Company plans to use the net proceeds we receive from this offering for the following purposes, approximately.



15% | Prepayment of Short Term-Related Party Debt

15% | Potential Future Acquisitions

15% | Infrastructure and Technology
To improve scalability, security, and performance of our technology and systems.

20% | Research and Development
focusing on advanced technologies like artificial intelligence and cloud streaming capabilities;

20% | Marketing and Sales
Including digital campaigns and expanding our sales team;

15% | Working Capital
And general corporate purposes



Corporate Structure
(Pre-Offering)

V-CUBE — Controlling Stockholder

91.2% Ownership

TEN Holdings — Holding Company

100% Ownership

Ten Events — Operating Entity

All terms are proposed terms. See offering documents for further risks and disclosures, there is no guarantee that any specific outcome will be achieved. Investments may be speculative and illiquid and there is a risk of loss.

Ten Holdings, Inc. Leadership Team



Naoaki Mashita

Director



Randy Jones

Chief Executive Officer & Director



John Orobono

Chief Financial Officer & Director

Business Overview

TEN Holdings, Inc. is a provider of event planning, production, and broadcasting services.

We mainly produce virtual and hybrid events, which are supported by our proprietary Xyvid Pro Platform, as well as physical events.

TEN Holdings, Inc. is a Nevada corporation with operating headquarters based in Langhorne, Pennsylvania.



23

Virtual and hybrid events

Physical Events

Our Services:
Virtual and Hybrid Events

Our virtual and hybrid events are enabled by our **Xyvid Pro platform,** an internet-based, interactive, interoperable, and customizable broadcast platform.



Our platform supports events including, but not limited to:

- Conferences
- Marketing Events
- Product Launches
- Trainings
- Investor & Shareholder Meetings

4.5M
Attendees

3,000+
Events Hosted

39K
Live Attendees in a Single Event


Just trying to survive
10
3
Getting a new cat
19
378

Our Services: Physical Events

Our physical event services include:

- Live streaming
- Video recording of physical events
- Video editing and production
- Access to a custom on-demand video library for finished video content

Competitive Strengths

01

Scalable Proprietary Platform

Capable of supporting events of various sizes.

02

3,000+ Events & 13 Years Experience

Our production team has over thirteen years of industry experience and expertise having hosted over 3,000 events.

03

Customizable Services

Our services are customizable to meet the needs of each customer.

04

Dedicated Service

Offer a dedicated customer service team assigned to each customer.

05

Experienced Leadership

A seasoned management team boasting an average of 17 years of experience.




25.005

Our Customers

Our customers represent a diverse range of industries, including:

- Technology Firms
- Healthcare Organizations
- Pharmaceuticals
- Educational Institutions
- Marketing and Advertising Agencies



We cater to clients of all sizes, ranging from:

- Early-Stage Companies
- Small and Medium-Sized Enterprises
- Large Enterprises
- Multinational Corporations

Sales & Marketing Strategies

We promote our business and engage with potential customers through various online and offline channels. Online channels include:

- Social media marketing on LinkedIn, Twitter, Facebook, and Instagram
- Online content publications such as blogs and case studies
- Targeted email marketing
- Online advertising campaigns
- Corporate website customization for search engines



Offline Channels

- Participation in industry conferences, trade shows, and networking events
- Referrals from previous/existing customers



Promotional Programs

We offer a variety of promotional programs to attract and retain customers, including:

01 **Discounts for first-time customers**

02 **Volume-based discounts for long-term or high-volume contracts**

03 **Rebates on multi-year agreements**

04 **Special promotions during industry events and seasonal campaigns**

05 **Referral incentives for customers who bring in new customers**

Research and Development

Our research and development efforts are focused on:

- Integrating emerging technologies such as Artificial Intelligence into our platform

- Developing new features offering a superior attendee experience

- Providing robust data analytics to be able to tailor future events to better satisfy our attendee audiences







Continuously improve our platform's capabilities	**Enhance our competitive edge**	**Ensure our long-term growth and sustainability**

Annual Financials

Fiscal-Year Ended Dec. 31. All figures displayed in USD


Revenue
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
USD
4,807,000
3,719,000
2022
2023
Fiscal-Year


Net Loss
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
0
USD
7,663,000
1,688,000
2022
2023
Fiscal-Year

In 2023, provision for income taxes decreased by $7,515,000 year-over-year to $35,000, due to valuation allowance recorded against net deferred tax assets as of December 31, 2022. As a result, net loss was $1,688,000 during 2023 compared to $7,663,000 during 2022.

Interim Financials

For the 9 Month Periods Ended September 30, 2023 & 2024.
All figures displayed in USD


Revenue
USD
2,700,000
2,650,000
2,600,000
2,550,000
2,500,000
2,562,000
2,686,000
2023
2024
Interim Financials


Net Loss
USD
2,000,000
1,500,000
1,000,000
500,000
0
1,367,000
1,799,000
2023
2024
Interim Financials

Growth Strategies

We plan to further develop our business through the following strategies:



Expanding Marketing & Sales

Increasing business growth efforts through additional investments in digital marketing and sales team expansion



Enhancing Proprietary Platform

Enhancing the Xyvid Pro platform with new interactive features, advanced data analytics, improved scalability and multilingual support



Additional Services Added

Introducing additional services, including a subscription-based self-service webcasting platform



Strategic Investments & Partnerships

Making strategic investments in, partnering with, and making acquisitions of businesses offering complementary advantages

Corporate History

Dec 2011

Xyvid, Inc. was incorporated under the laws of the State of Pennsylvania as a business corporation and has been the operating entity of our business.

Jun 2021

V-Cube, Inc. acquired 100% equity interest in Xyvid, Inc. (which in April 2024 changed its name to TEN Events, Inc.).

Feb 2024

V-Cube, Inc. acquired 100% equity interest in The Events Network, Inc., our holding company.

Jun 2024

The Events Network, Inc. changed its name to TEN Holdings, Inc.

Jul 2024

We conducted a corporate restructuring as a result of which, V-Cube, Inc. owns 100% equity interest in TEN Holdings, Inc., which in turn owns 100% equity interest in TEN Events, Inc.

July 2024

TEN Holdings, Inc. was converted to a Nevada corporation, as a result of which, each share of its common stock that was issued and outstanding prior to the effective time of such re-domestication to Nevada was converted into 100,000 shares of common stock, and TEN Holdings, Inc. issued 25,000,000 shares of common stock, all of which were owned by V-Cube, Inc.



Investment Considerations

- Proprietary Xyvid Pro broadcast platform is internet-based, interactive, interoperable, and customizable.
- Customers range from early-stage companies to multi-national corporations.
- The Company has 13 Years of event production experience and expertise.
- The Company plans to integrate AI, and other Emerging Technologies into the Xyvid Pro Platform.
- The Company uses varied marketing and promotional programs to attract customers.
- The Company plans to expand the sales and marketing team to drive new clientele to the Company.
- The Company is planning strategic investments, partnerships, and acquisitions of complementary businesses.

TEN Holdings

Proposed Ticker Symbol: XHLD

Thank You for Joining Us!

Company Contact:
Erica Scudilla
Senior Director, Marketing
escudilla@tenholdingsinc.com
TenEvents.com

Investor Relations Contact:
Skyline Corporate Communications Group, LLC
info@skylineccg.com
1177 Avenue of the Americas, 5th Floor
New York, NY 10036